Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Investment Funds, Inc.

811-05309

A special meeting of the shareholders of Nuveen
Intermediate Tax Free Fund (the  Fund ), a series of
Nuveen Investment Funds, Inc., was held on January
20, 2012.

The purpose of the meeting was to approve a reorganization of the Fund into Nuveen Intermediate
Duration Municipal Bond Fund, a series of Nuveen
Municipal Trust.

The results of the shareholder vote of were as follows:

<c>Intermediate Tax Free Fund
To approve an Agreement and
Plan of Reorganization (and the
related transactions)

   For

   Against
                62,055,778
   Abstain
                       88,343
   Broker Non-Votes
                       97,956
      Total
                62,242,077

Proxy materials are herein incorporated by reference to the SEC filing on November 14, 2012, under Conformed Submission Type N 14A, accession number 0001193125-11-311064.